Consent of Independent Registered Public Accounting Firm

The Board of Directors/ Trustees and Shareholders
The AllianceBernstein Portfolios

We consent to the use of our reports, dated September 25, 2009, with respect to the statements of assets and liabilities, including the portfolios of investments, of AllianceBernstein Large Cap Growth Fund Inc, AllianceBernstein Small/Mid Cap Growth Fund Inc, and AllianceBernstein Growth Fund, Inc as of July 31, 2009, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the four-year period then ended, incorporated herein by reference, and to the references to our firm under the headings "FINANCIAL HIGHLIGHTS" in the Prospectuses and "SHAREHOLDER SERVICES - Statements and Reports", "GENERAL INFORMATION - Independent Registered Public Accounting Firm", and "FINANCIAL STATEMENTS AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM" in the Statement of Additional Information.



KPMG LLP
New York, New York
October 14, 2009